Exhibit 99.1

Castellum, Inc. Announces $4.1 Million First New Contract Win with its Protégé, Epic Systems, Inc.

VIENNA, Va., Sept. 24, 2024 (GLOBE NEWSWIRE) -- Castellum, Inc. (NYSE-American: CTM) (“Castellum”), a cybersecurity, electronic warfare, and software engineering services company focused on the federal government, announces that teaming with its protégé Epic Systems, Inc. (“Epic”), a new $4.1 million contract award with the National Science Foundation (“NSF”) supporting NSF’s Administrative Services Help Desk was awarded to Epic. Castellum’s subsidiary, Corvus Consulting, LLC, will have a 49% work share on the contract.

“We are proud to share this major milestone win with our protégé, Epic. We are very committed to providing mentor support and meeting our obligations to help Epic grow and succeed with more and larger wins in the future. The Small Business Administration “Mentor-Protégé” program is an important part of our growth strategy that allows us to help disadvantaged businesses succeed and generate revenue from opportunities otherwise not available to Castellum,” said Glen Ives, President and Chief Executive Officer of Castellum.

About Castellum, Inc.

Castellum, Inc. (NYSE-American: CTM) is a cybersecurity, electronic warfare, and software engineering services company focused on the federal government - https://castellumus.com/.

Cautionary Statement Concerning Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “shooting to,” “intend,” “plan,” “foresee,” “likely,” “will,” “would,” “appears,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for revenue growth and new customer opportunities, improvements to cost structure, and profitability. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to compete against new and existing competitors; its ability to effectively integrate and grow its acquired companies; its ability to identify additional acquisition targets and close additional acquisitions; the impact on the Company’s revenue due to a delay in the U.S. Congress approving a federal budget or continuing resolution; and the Company’s ability to maintain the listing of its common stock on the NYSE American LLC. For a more detailed description of these and other risk factors, please refer to the Company’s Annual Report on Form 10-K and its Quarterly

Exhibit 99.1
Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which can be viewed at www.sec.gov. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Contact:

Glen Ives
President and Chief Executive Officer
Phone: (703) 752-6157
Contact: Info@castellumus.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/c0de00ee-75fd-41d4-964f-ab1f3eeadab4